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                                                                    EXHIBIT 16.1

June 25, 2001



Securities and Exchange Commission
Washington, DC  20549


We were previously the independent accountants for NTELOS Inc. and on February 22, 2001, we reported on the consolidated financial statements of NTELOS Inc. and subsidiaries (NTELOS) as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000. On June 22, 2001, we were replaced as the independent accountants of NTELOS Inc.

We have read NTELOS Inc.'s statements included under Item 4(a) of its Form 8-K dated June 22, 2001 and we agree with such statements.


/s/  McGLADREY & PULLEN, LLP